UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2007
Ameristar Casinos, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-22494	880304799

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada	89169

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 567-7000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)(1) Adjustments to Executive Officer Salaries
On March 29, 2007, the Compensation Committee of our Board of Directors approved increases in 2007 annual base salaries for our executive officers. Effective January 1, 2007, the annual base salaries for these officers are as follows: John M. Boushy, Chief Executive Officer and President, $800,000; Gordon R. Kanofsky, Executive Vice President and Co-Chairman of the Board, $525,000; Peter C. Walsh, Senior Vice President and General Counsel, $400,000; and Thomas M. Steinbauer, Chief Financial Officer, $400,000.
(e)(2) 2007 Performance Goal and Bonus Opportunities for Executive Officers
On March 29, 2007, the Compensation Committee established the 2007 performance goal and bonus opportunities for Messrs. Boushy, Kanofsky, Walsh and Steinbauer for purposes of our Performance-Based Annual Bonus Plan (the “Bonus Plan”). The performance goal is a specified amount of 2007 consolidated earnings before interest, taxes, depreciation and amortization, as adjusted (EBITDA). The bonus opportunities are: Mr. Boushy - $800,000 (100% of base salary); Mr. Kanofsky - $446,250 (85% of base salary); Mr. Walsh - $300,000 (75% of base salary); and Mr. Steinbauer - $300,000 (75% of base salary). Actual bonuses paid under the Bonus Plan for 2007 will range from 0% to 200% of each executive officer’s base salary, depending on actual EBITDA as a percentage of the performance goal. The Bonus Plan does not preclude the Compensation Committee, acting in its discretion, from awarding any executive officer any additional cash bonus or other compensation.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ameristar Casinos, Inc.
March 30, 2007	By:	/s/ Peter C. Walsh
Name: Peter C. Walsh
Title: Senior Vice President and General Counsel